Exhibit 10.13

REDACTED

EXECUTION COPY

OPERATION AND MAINTENANCE AGREEMENT

by and between

KGEN HINDS LLC
as Owner

and

CINERGY SOLUTIONS O&M LLC
as Operator

for the

KGEN HINDS GENERATING FACILITY

i

EXHIBIT LIST

Exhibit A	Organizational Chart
Exhibit B	Site Description
Exhibit C	Operator Permits
Exhibit D	Owner Permits
Exhibit E	Form of Monthly Management Report
Exhibit F	Material Project Agreements
Exhibit G	Support Functions
Exhibit H	Form of Guaranty
Exhibit I	Section 6.9 of the Purchase and Sale Agreement, dated May 3, 2004 by and among Duke Energy North America, LLC, Duke Energy Capital of Texas, Inc. and KGen Partners LLC

OPERATION AND MAINTENANCE AGREEMENT

THIS OPERATION AND MAINTENANCE AGREEMENT dated and effective as of September 13, 2004, is by and between KGEN HINDS LLC, a Delaware limited liability company, and its successors and permitted assigns (“Owner”), having its principal office at 1330 Post Oak Boulevard, Houston, Texas 77056 and CINERGY SOLUTIONS O&M LLC a Delaware limited liability company, and its successors and assigns (“Operator”), having a place of business at 139 East Fourth Street, 5 Atrium II, Cincinnati, OH 45202.

W I T N E S S E T H:

WHEREAS, Owner owns the Facility (as hereinafter defined) located in Hinds County, Mississippi;

WHEREAS, Operator, by itself and through suppliers, subcontractors and Affiliates, desires to provide certain operation and maintenance services for the Facility;

WHEREAS, Operator together with its Affiliates has experience in performing services required for the operation and maintenance of the Facility; and

WHEREAS, Owner and Operator desire to set forth the terms of an Agreement pursuant to which Operator shall provide services for the operation and maintenance of the Facility.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements of the parties herein expressed, the parties, intending to be legally bound, hereby agree to the following:

ARTICLE I
DEFINITIONS

Section 1.1      Defined Terms.  The following terms when used in this Agreement (or in exhibits to this Agreement) with initial letters capitalized shall have the meanings set forth below (such meanings to be equally applicable to both the singular and the plural forms of the terms defined), unless otherwise expressly indicated:

“Advance O&M Cost Estimate” shall have the meaning set forth in Section 5.3.

“Affiliate” shall mean any Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company. For purposes of this Agreement, Operator and Owner shall not be considered Affiliates.

“Agreement” shall mean this Operation and Maintenance Agreement (including all exhibits attached hereto), as it may be amended and supplemented from time to time.

“Annual Management Plan” shall have the meaning set forth in Section 3.4.

“Asset Manager” shall mean an individual designated by Owner to manage and administer Owner’s affairs and to act as liaison with Operator.

“Base Rate” shall mean for any day, a rate per annum equal to the greater of (a) the rate of interest per annum from time to time published in The Wall Street Journal as the prime commercial lending rate, such rate to change when and as such prime commercial lending rate (or such comparable rate, if The Wall Street Journal does not so designate a “prime commercial lending rate”) changes and (b) ½ of one percent above the Federal Funds Rate. If for any reason Operator shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate specified in clause (b) of the first sentence of this definition, for any reason, including, without limitation, the inability or failure of Operator to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate shall be effective on the effective date of any change in such rate.

“Budget” shall mean a detailed (by month) projection of expenses for the one year period following the Commencement Date, as established pursuant to Section 3.4 and included in the Annual Management Plan, which shall include major maintenance reserve accruals.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Commencement Date” shall mean September 15, 2004.

“Consumables” shall mean all items consumed or needing regular periodic replacement during the operation and maintenance of the Facility, including water treatment chemicals, small tools, lubricants, rags, oils, filter media, additives, anti-corrosion devices, gases (CO2 , O2 , H2 , Halon, etc.) and other expendable materials, but not spare parts or fuel.

“Contract Manager” shall mean an individual designated by Operator pursuant to Section 3.8 hereof to manage Operator’s interests with respect to this Agreement and to act as a liaison with Owner.

“Depositary Agreement” shall mean the Depositary Agreement dated as of August 5, 2004, among KGen Murray LLC and certain of its Affiliates, KGen Power LLC, The Bank of New York and Credit Suisse First Boston.

“Duke Personnel” shall have the meaning set forth in Section 3.8(d).

“Employee Incentive Plan” shall mean a plan, if any, developed by Operator for an Operation Year in accordance with Section 5.7 pursuant to which the Operator shall provide payments to the Facility Work Force based on the accomplishment of specific performance measures.

“Energy Management Agreements” shall mean any energy management agreement and related agreements entered into from time to time with respect to the Facility, in each case as amended from time to time.

“Equipment” shall mean, collectively, all equipment, materials, apparatus, structures and other goods (other than spare parts, Consumables or tools) installed at, or used for the operation of, the Facility.

“Facility” shall mean the Hinds Facility, located at the Site and associated natural gas, water and waste water pipelines, pumping and meter stations and electric transmission facilities on Owner’s side of the Interconnection Point and under Owner’s control, in each case including any additions, expansions, enhancements, improvements and betterments.

“Facility Work Force” shall mean employees of Operator or its Affiliates who shall perform Services and who are employed on-Site at the Facility.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by Operator from three Federal funds brokers of recognized standing selected by it.

“Forced Outage” shall mean an unplanned interruption of the Facility’s generation that causes the Facility to fail to maintain its dispatched operating level (regardless of the level of such dispatch within the design limits).

“Force Majeure Event” shall have the meaning set forth in Section 10.1.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Governmental Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity, and including any governmental, quasi–governmental or non-governmental body administering, regulating or having general oversight over gas, electricity, power or other markets.

“Governmental Requirements” shall mean all authorizations, consents, exemptions, decrees, licenses, permits, certificates, requirements, orders and approvals imposing requirements enforced by any Governmental Authority having jurisdiction or potential jurisdiction with respect to purchase or transportation of fuel to the Facility, sale of capacity and corresponding energy of the Facility, or the operation and maintenance of the Facility, other than Laws.

“Hazardous Materials” shall mean (a) those materials included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “hazardous wastes” in the Federal Water Pollution Control Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Toxic Substance Control Act, as amended, or the Resource Conservation and Recovery Act of 1976, as amended, or in the regulations promulgated pursuant to said laws; (b) those substances defined as a “pesticide” pursuant to Section 2(u) of the Federal Insecticide, Fungicide, and Rodenticide Act as amended by the Federal Environmental Pesticide Control Act of 1972 and by the Federal Pesticide Act of 1978 (7 U.S.C. Sections 136 et seq.), as amended or in the regulations promulgated pursuant thereto; (c) those substances defined as “hazardous air pollutants” pursuant to Section 112(a)(6) or “regulated substance” pursuant to Section 12(a)(2)(B) of the Clean Air Act (42 U.S.C. Sections 7401 et seq.), as amended or in the regulations promulgated pursuant thereto; (d) those substances for which remediation standards are established in any applicable environmental clean-up statutes; (e) those substances listed in the U.S. Department of Transportation’s Hazardous Materials Table (49 CFR 172.101 and amendments thereto) or by the U.S. Environmental Protection Agency as hazardous substances (40 CFR Part 302 or 40 CFR Part 116 and amendments thereto); and (f) those substances defined as hazardous or toxic substances pursuant to other present or future applicable Laws.

“Hinds Facility” shall mean that certain nominal 520 MW, natural gas-fired, combined cycle facility located within the city limits of Jackson, Mississippi.

“Hinds PPA” shall mean (a) the Master Power Purchase and Sale Agreement and Cover Sheet between KGen Hinds LLC (as assignee of Duke Energy Trading and Marketing, L.L.C.) and Entergy Services, Inc., as Agent for Entergy Arkansas, Inc., Entergy Mississippi, Inc., and Entergy Gulf States, Inc., dated January 31, 2003; (b) the Master Power Purchase and Sale Agreement Confirmation between KGen Hinds LLC (as assignee of Duke Energy Trading and Marketing, L.L.C.) and Entergy Services, Inc., as Agent for the Entergy Operating Companies, dated June 30, 2003; and (c) the Amendment to Confirmation and to the Additional Provisions to Master Power Purchase and Sale Agreement Confirmation, each dated June 30, 2003, between KGen Hinds LLC (as assignee of Duke Energy Trading and Marketing, L.L.C.) and Entergy Services, Inc., as Agent for Entergy Arkansas, Inc., Entergy Mississippi, Inc., and Entergy Gulf States, Inc., dated February 10, 2004, in each case, as amended from time to time.

“Indemnitee” shall have the meaning set forth in Section 7.3(d).

“Indemnitor” shall have the meaning set forth in Section 7.3(d).

“Inflation Index” shall mean 1.5 times the Consumer Price Index for All Urban Consumers (CPI-U) published by the bureau for Labor Statistics of the United States Department of Labor with respect to the previous year, or if publication of that index ceases, a similar index published by such other organization as Owner and Operator may mutually agree.

“Interconnection Agreements” shall mean (a) the Entergy Operating Companies First Revised Service Agreement No. 222 (Attaching Amended and Restated Interconnection and Operating Agreement by and between Duke Energy Hinds, LLC and Entergy Mississippi, Inc.) between Duke Energy Hinds, LLC and Entergy Mississippi, Inc., dated November 27, 2001, including Generator Imbalance Agreement between Entergy Services, Inc. as Agent for Entergy Mississippi, Inc., and Duke Energy Hinds, LLC and (b) any other interconnection agreement entered into from time to time with respect to the Facility, in each case, as amended from time to time.

“Interconnection Point” shall mean (a) with respect to electric transmission, each Interconnection Point as defined in the respective Interconnection Agreements, and (b) with respect to pipelines, the physical point(s) on the Site where the pipelines owned or leased by Owner connect with the third-party pipelines transporting the relevant substance.

“Laws” shall mean all laws, statutes, ordinances, rules and regulations, in each case of and from any Governmental Authority having valid jurisdiction.

“Legacy Employees” shall have the meaning set forth in Section 6.6(d)(iv).

“Maintenance” shall mean Scheduled Maintenance, Unscheduled Maintenance and Routine Maintenance.

“Major Line Item” shall mean, with respect to any Budget, the following major expense line items in such Budget: (i) administration (labor), (ii) administration (other), (iii) Scheduled and Routine Maintenance (including labor costs), (iv) outage costs, (v) regular labor (operations), (vi) Monthly Management Fee, (vii) utilities, (viii) auxiliary power, and (ix) other.

“Material Project Agreements” shall mean the agreements set forth on Exhibit F hereto, as such schedule may be amended from time to time in writing by the parties hereto.

“Monthly Management Fee” shall have the meaning set forth in Section 5.1(a).

“Monthly Management Report” shall mean the report delivered pursuant to Section 3.9(a) in the form of Exhibit E, as such form may be modified by the parties hereto from time to time.

“Notice of Claim” shall have the meaning set forth in Section 7.3(d).

“O&M Account” shall mean the “Hinds O&M Account” as defined in the Depositary Agreement.

“O&M Costs” shall have the meaning set forth in Section 5.1(b).

“Operating Representative” shall have the meaning set forth in Section 4.1(a)(iv).

“Operation Year” shall mean (a) for the initial year of operation of the Facility, the period from Commencement Date until June 30 of the following year and (b) for each successive year of operation, July 1 of such year through June 30 of the following year, except that the final Operation Year shall begin on July 1 and end upon the termination or expiration of this Agreement. For an Operation Year of lass than 365 days, any calculation in this Agreement determined by reference to an Operation Year shall be adjusted by multiplication of the appropriate figure by a fraction, the numerator of which shall be the number of days in that Operation Year and the denominator of which shall be 365.

“Operator Guarantor” shall have the meaning set forth in Section 3.18.

“Operator Permits” shall mean the authorizations, consents, exemptions, decrees, licenses, permits, certificates, requirements, orders and approvals identified on Exhibit C and all other authorizations, consents, exemptions, decrees, licenses, permits, certificates, requirements, orders and approvals (other than the Owner Permits) now or hereafter required under applicable Law and Governmental Requirements to qualify Operator to operate the Facility and to perform the Services.

“Owner Permits” shall mean the authorizations, consents, exemptions, decrees, licenses, permits, certificates, requirements, orders and approvals identified on Exhibit D and all other authorizations, consents, exemptions, decrees, licenses, permits, certificates, requirements, orders and approvals (other than the Operator Permits) now or hereafter required to be obtained and maintained under applicable Law and Governmental Requirements in connection with the ownership and operation of the Facility.

“Person” shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Plant Manager” shall mean an individual designated by Operator and approved by Owner pursuant to Section 3.8 hereof, who shall supervise the day-to-day performance of the Services at the Facility on behalf of Operator.

“PPA” shall mean the Hinds PPA and any other power purchase agreement entered into from time to time with respect to the Facility, in each case as amended from time to time.

“Project Company Permitted Liens” shall have the meaning set forth in the Depositary Agreement.

“Prudent Industry Practices” shall mean, with respect to a particular time, those practices, methods, techniques and standards, as at such time, that are generally accepted for use in the electric generation and transmission industry, and that at a particular time, in the exercise of reasonable judgment in light of the facts known at the time a decision is made or action is taken, would be expected to accomplish the design, engineering, construction, testing, operation and maintenance of electric generation and transmission equipment in a safe and prudent manner, including those practices, methods, techniques and standards necessary to operate such equipment in accordance with applicable Law (taking into account the written recommendations of manufacturers of equipment) as at such time (as opposed to optimum practice, method, technique or standard).

“Review Committee” shall have the meaning set forth in Section 4.2(b).

“Routine Maintenance” shall mean maintenance, excluding Scheduled and Unscheduled Maintenance, of a regular or minor nature that reasonably should be performed periodically to keep the Facility in working order including lubrication, repacking of valves, minor leak repair, adjustments, preventive maintenance, calibrations, replacement of Consumables and similar services, outage repairs and general housekeeping.

“Scheduled Maintenance” shall mean the planned periodic inspection, overhaul and repair of the Equipment included in a Budget approved by Owner or as otherwise documented and approved by Owner.

“Services” shall have the meaning set forth in Section 3.1(a).

“Site” shall mean the parcel of land located in Hinds County, Mississippi, described on Exhibit B, as well as easements, rights of way and other lands along which railroads, steam, water and gas pipelines, wastewater discharge lines and other utilities that serve the Facility are located.

“Subcontractor” shall mean any party with whom Operator enters into an agreement for the performance of Services or for the supply of Equipment to Operator, including parties at any level with whom any Subcontractor has further subcontracted any part of the Services, and the representatives, successors, and assigns of such party.

“Unscheduled Maintenance” shall mean unplanned maintenance, replacement and repair of the Equipment (other than Routine Maintenance or Scheduled Maintenance) that has not been scheduled and budgeted for in the Budget and such repair, replacement or maintenance being limited to unforeseen circumstances (including a change of Law) that would not reasonably be expected to be scheduled and budgeted for in the Budget.

Section 1.2      Construction.

(a)           All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)           If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “ including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced herein are in currency of the United States.

(c)           Whenever this Agreement refers to a number of days, such number shall refer to calendar day(s), not Business Day(s).

(d)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)           Each party hereto acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II
RELATIONSHIP OF OWNER, OPERATOR AND SUBCONTRACTORS

Section 2.1      Status of Operator.  Operator shall perform and execute its obligations under this Agreement as an independent contractor to Owner and shall not be an employee or, except as expressly provided in this Agreement, an agent of Owner.

Section 2.2      Subcontractors and Affiliates.  Operator may have all or any part of the Services accomplished by Subcontractors pursuant to written agreements between Operator and such Subcontractors. The creation of any subcontract relationship shall not (a) relieve Operator of any of its obligations under this Agreement, (b) relieve Operator of its responsibility for the performance of Services rendered by any such Subcontractor or (c) create any relationship between Owner and any Subcontractor. Owner shall communicate with any Subcontractor only through Operator. No Subcontractor is intended to be or shall be deemed a third-party beneficiary of this Agreement. Operator shall purchase goods and services at competitive rates comparable to those generally available for similar contracts in the market to the maximum extent feasible.

Without limiting the preceding paragraph, Operator may have Services performed by its Affiliates, but in such case Operator shall be responsible for such Services in accordance with the terms of this Agreement and Owner shall look solely to Operator as if the Services were performed by Operator.

ARTICLE III
OPERATOR RIGHTS AND RESPONSIBILITIES

Section 3.1      General.  During the term of this Agreement, Operator shall manage the operation and maintenance of the Facility and do all things necessary for the proper operation and maintenance of the Facility in accordance with the provisions of this Agreement, including the standards set forth in Section 3.3 (collectively, the “Services”). In performance of the Services, Operator will follow the reasonable requests of Owner not otherwise prohibited by Section 4.1(b). Operator shall promptly notify Owner if it becomes aware of a request or direction by Owner to Operator that violates Section 4.1(b).

Section 3.2      Site Procedures.  Owner shall provide to Operator any site procedures being used at the Facility on the Commencement Date. Thereafter, Operator shall review and modify such site procedures as Operator deems appropriate based on the obligations of Operator under this Agreement, and shall provide Owner with copies of any and all site procedures adopted from time to time by Operator in connection with performing the Services at the Facility. Operator shall promptly notify Owner of any amendment or modification to such site procedures. Any such site procedures shall (a) be in compliance with all Governmental

Requirements and Laws; (b) be in accordance with Prudent Industry Practices; and (c) otherwise be consistent with the terms of this Agreement. Any such site procedures provided by Operator to Owner are hereby designated by Operator as confidential information and shall be delivered to Owner subject to the restrictions set forth in Section 12.1.

Section 3.3      Operation and Performance of Services.  Operator shall perform the Services in accordance in all material respects with this Agreement, the Annual Management Plan (other than variances in items contained therein (including the Budget) to the extent permitted by this Agreement but including requirements of Material Project Agreements included therein), Prudent Industry Practices, Laws and Governmental Requirements and shall use its reasonable efforts to minimize Facility Outages and downtime and maximize the operating efficiency and availability of the Facility. Operator acknowledges that Owner is party to or beneficiary of certain Material Project Agreements, and that certain terms thereof pertain to the operation and maintenance of the Facility. The parties agree to identify such provisions and to include them as requirements for Operator in the Annual Management Plan.

Section 3.4      Annual Management Plan.

(a)           On or before the Commencement Date, Owner shall provide Operator with the operating plan currently in place for the Facility (the “Transition Plan”), which Transition Plan will be utilized for a period of not to exceed sixty days. Owner and Operator shall develop promptly after the Commencement Date the Annual Management Plan (the “Annual Management Plan”) for the initial Operation Year which shall replace the Transition Plan. The initial Annual Management Plan shall adapt the Transition Plan and in addition shall include (i) Operator’s annual goals and objectives in respect of operations, maintenance and management of the Facility, (ii) major maintenance schedule for the 24 month period after the beginning of the Operation Year, (iii) capital investment plan, (iv) technical support plan, (v) environmental, health and safety operating plan, (vi) if requested by Owner, supplies and materials inventory recommendations, (vii) Budget, (viii) operational requirements of Material Project Agreements with which Operator shall comply, and (ix) PPA and Energy Management Agreement dispatch requirements plan. Owner shall provide Operator with such information as shall be necessary for the completion of the initial Annual Management Plan.

(b)           No later than one hundred twenty (120) days before the beginning of each successive Operation Year, Operator shall submit to Owner a proposed Annual management Plan for the Operating Year succeeding the then current Operating Year. Within forty-five (45) days after the Owner received such proposed Annual Management Plan, Owner shall advise Operator of any required changes to such Annual Management Plan as Owner may deem necessary (except to the extent that such changes are inconsistent with the PPA, Prudent Industry Practice, Laws or Governmental Requirements). Owner shall provide Operator with such information as shall be necessary for the completion of the Annual Management Plan. Not more than ten (10) days following Operator’s receipt of Owner’s comments on such proposed Annual Management Plan, Owner and Operator shall meet to discuss the terms of such Annual Management Plan and Owner’s requested changes thereto. Owner and Operator shall use reasonable efforts to reach agreement thereon at least sixty (60) days prior to the beginning of such Operation Year. If such revised Annual Management Plan is not timely approved, Operator shall continue to operate in accordance with the Annual management Plan then currently in use

(provided the Budget contained therein shall be adjusted pursuant to the Inflation Index and any Budget overrun proposals previously approved or deemed approved by Owner with respect to such Budget) and the approval of such proposed Annual Management Plan shall be subject to dispute resolution pursuant to Section 13.15 of this Agreement.

(c)           In the event Operator determines that (i) the finalized Budget for any Operation Year or (ii) any Major Line Item in such Budget, likely will be exceeded by more than 10%, Operator promptly shall give Owner notice of such fact and Operator shall promptly develop and deliver to Owner a Budget overrun proposal for the remainder of such Operation Year. Such Budget overrun proposal shall be prepared in the same form as the Budget and shall be subject to Owner’s approval; provided, however, such Budget overrun proposal shall be deemed approved to the extent such Budget overruns are due to operating schedules in excess of the schedules contemplated in the current Budget and requested by Owner subsequent to the approval of the current Budget, and amounts incurred by Operator pursuant to Sections 3.12, 3.14, 5.1(b)(x) and (xi), 5.7 and 11.5 shall not be included in any such 10% calculation.

Section 3.5      Management/Meetings and Third Parties.

(a)           Pursuant to Section 3.4, Operator shall develop management systems, policies, procedures and programs as set forth in the Annual Management Plan to manage the technical and business operations of the Facility, which management systems shall be developed in conjunction with Owner’s management system. At Owner’s invitation, or, in Operator’s sole discretion, as necessary for the daily operations of the Facility (with prompt notice by Operator to Owner), Operator shall attend and participate in any meetings and committees regarding the management, operations and maintenance of the Facility, including (i) the Review Committee as provided in Section 4.2(b), (ii) meetings with federal, state, county, or local government entities (including in respect of environmental, health and safety issues), and major suppliers and customers, and (iii) meetings with PPA counterparties.

(b)           Operator shall provide input to Owner as to the current and future planned operations of the Facility as determined by the energy manager in place for the Facility and any impact thereof on the Annual Management Plan and Facility operation.

Section 3.6      Maintenance and Technical Services.

(a)           Operator shall provide and perform all Maintenance and technical services for the Facility in accordance with Section 3.3, including planning, outage management, technical supervision (including technical oversight of turbines and overall plant operation and performance, and boiler water and wastewater chemistries), maintenance of computer systems and programs at the Facility, labor, tooling and equipment, inspection reports and recommendations for Maintenance and investigations of service disruptions, mechanical breakdowns and failures and substandard performance. In the event Owner enters into any long term service agreement for any maintenance services for the Facility, Operator shall manage, monitor and oversee such agreement and the services provided thereunder as agent for Owner.

(b)           Operator shall provide procurement, accounting, legal, environmental and human resources support necessary for the performance of the Services under this Agreement. The rates for such additional services are set forth in Exhibit G.

(c)           In the event Operator determines any material Unscheduled Maintenance is advisable or necessary (other than in connection with an event described in Section 3.12 (i) Operator shall immediately inform Owner of the need, extent and approximate cost of such Unscheduled Maintenance by contacting the Asset Manager, or in the absence of the Asset Manager, his designee, by phone or in person, (ii) Operator shall, at Owner’s expense, follow any direction provided by Owner as a result of such contact (to the extent consistent with Prudent Industry Practice, Laws, Governmental Requirements and this Agreement) and (iii) in the event Operator, after reasonably diligent efforts (including that provided for in subsection (i) of this sentence), is unable to reach and receive direction from Owner for a  3 hour period (12 hour period for Unscheduled Maintenance to the combustion turbine and the steam turbine), Operator shall, at Owner’s expense, perform Unscheduled Maintenance in a manner consistent with Section 3.3.

(d)           Operator shall advise Owner of any Forced Outage as soon as possible, but in no event later than twenty-four (24) hours after its commencement. Within fifteen (15) days after the conclusion of any Forced Outage, Operator shall deliver a report to Owner describing the nature of the Forced Outage and detailing any remedial measures undertaken to correct such Forced Outage and to minimize future Forced Outages.

Section 3.7      Equipment, Spare Parts, Consumables, Tools and Materials.

(a)           Operator shall provide to Owner as set forth in the Annual Management Plan detailed recommendations for inventory of Equipment, Consumables, spare parts, tools and any other supplies and materials necessary to perform the Services and operate the Facility and arrange for Owner’s account for prompt delivery of such supplies and materials; provided, however, that the initial inventory of Spare Parts and small tools, including appropriate storage spaces or buildings therefore, shall be provided by Owner.

(b)           Operator, for Owner’s account, shall purchase, maintain, manage and care for an inventory of Equipment, Consumables, spare parts, tools and any other materials adequate to support the operation of the Facility. Operator shall implement and manage any agreements for the purchase of such Equipment, Consumables, spare parts, tools and any other materials on Owner’s behalf. Operator may enter into such agreements as principal or as agent for Owner. Operator shall exercise the same degree of care and diligence with respect to such agreements and the materials purchased thereunder and implement such agreements as Operator would if it were contracting with the vendor as principal. On any agreement directly between Owner  (or Operator as agent for Owner)  and vendor, Owner and vendor shall be obligated directly to each other under such agreements and Operator shall have no liability for the performance of such vendors, provided, however, that the foregoing shall not relieve Operator of any liability it may have for failure to perform its Services with respect to such agreements. Operator shall at the request of Owner evaluate the terms of and participate in negotiation of any agreements pertaining to the Facility

Section 3.8      Operator’s Personnel.

(a)           Operator’s Facility Work Force organization structure and staffing plan as of the Commencement Date is set forth in Exhibit A. The Operator shall not change the organizational structure or staffing plan of the Facility Work Force without the consent of Owner, which consent shall not be unreasonably withheld or delayed.

(b)           Operator shall designate a Plant Manager authorized to direct the day-to-day performance of the Services at the Facility. Operator’s designation of the Plant Manager, or any successor Plant Manager, shall be subject to Owner’s approval, which approval shall not be unreasonably withheld. Owner shall be entitled to rely on the authority of the Plant Manager to act on behalf of Operator with regard to the day-to-day performance of the Services at the Facility.

(c)           Operator shall designate a Contract Manager to represent and act on behalf of Operator and receive communications from Owner. Notification of changes of Contract Manager shall be provided to Owner in a timely manner. The Contract Manager shall be responsible for representing Operator’s interests with respect to this Agreement, other than the day-to-day performance of the Services at the Facility directed by the Plant Manager. Owner shall be entitled to rely on the authority of the Contract Manager to act on behalf of and commit Operator in regard to all matters under this Agreement. Any notices given to the Contract Manager pursuant to this Agreement shall be deemed to have been given to Operator. The initial Contract Manager is Dave Ledonne, who is acceptable to Owner.

(d)           From and after the Commencement Date, Operator shall provide and employ in connection with the performance of Services under this Agreement:  (i) professional and technically competent management personnel for the execution of the Services; and (ii) other qualified, skilled and experienced labor, in each case as necessary for the proper and timely execution of the Services; provided, however, that Owner recognizes that Operator may hire personnel (“Duke Personnel”) from the prior operator of the Facility in connection with the acquisition of the Facility by Owner, and Operator will have no prior experience with such personnel and therefore cannot warrant that they meet the standards set forth above. Operator will determine as promptly as practical whether such Duke personnel meet the standards set forth above, and if it determines that such personnel do not meet such standards, then Operator will terminate the employment of such personnel. Operator may provide certain professional or technical support services using off-Site employees and consultants. Operator shall comply with all Laws and Governmental Requirements regarding licensing of personnel performing the Services at the Facility.

(e)           The personnel provided and employed by Operator pursuant to (d) above shall include the operating personnel employed by the previous operator, subject to customary drug screening and background checks to be administered by Operator.

Section 3.9      Reports by Operator.  Operator shall provide the following reports to Owner in a form and content as reasonably requested by Owner:

(a)           Annual Management Plan in accordance with Section 3.4;

(b)           Monthly Management Reports;

(c)           Weekly summary reports of (i) production, availability and fuel usage, showing all production commodities such as fuel, electricity and water produced, consumed or on hand for each day, (ii) significant operations and major maintenance events during such week and planned for subsequent periods, and (iii) operational, safety, community and environmental events during such week; and

(d)           Such other reports reasonably requested by Owner, including periodic detailed reports to support Owner’s accounting and early warning reports on any required availability percentage levels and/or operational defaults specified in any PPA.

Section 3.10      Taxes and Employee Costs.  Operator shall be responsible for the payment of actual wages and salaries of the Facility Work Force for the performance of the Services, including compensation, payroll taxes, benefits, insurance and other terms and conditions of employment and shall be reimbursed by Owner therefor pursuant to Article V. The benefits, incentive pay and insurance provided for the Facility Work Force shall be commensurate with the benefits of other non-union employees of Operator and its Affiliates. Owner shall have no obligation for any income tax incurred by Operator on its net income.

Section 3.11      Environmental, Health and Safety Plan, Security and Hazardous Materials Management.

(a)           Operator shall provide comprehensive environmental, health and safety operating plan for the Facility as set forth in the Annual Management Plan pursuant to Section 3.4 and shall designate a representative for the purpose of managing such plan.

(b)   Operator shall be responsible for maintaining security at the Site in accordance with Prudent Industry Practices, Laws and Governmental Requirements, and any requirements of Owner provided in writing to Operator. Operator shall provide a plan for security of the Facility in the Annual Management Plan,

(c)           Operator shall be responsible for the on-Site management of, and shall act as Owner’s agent with respect to the off-Site transportation, treatment, storage and disposal of, all Hazardous Materials generated on or brought onto the Site in connection with the provision of the Services, all in compliance in all material respects with applicable Laws. Owner and not Operator shall have title to any Hazardous Materials generated on or brought onto the Site. In addition, Operator shall use reasonable efforts to not allow any Hazardous Materials to adversely affect, in any material manner, the operation of the Facility or threaten, in any material manner, the health or safety of any person. Operator shall promptly notify Owner should any Hazardous Materials problem arise and shall work to remedy such situation. Operator shall give any notice required to be made by Governmental Requirements or Laws with respect to a release of Hazardous Materials, and in any such event, Operator shall, where possible, provide Owner with advance notice of any such notice required to be made by Operator. Owner shall maintain in place agreements for the off-Site transportation, treatment, storage and disposal of Hazardous Materials. Operator shall notify Owner promptly upon its discovery of the actual or suspected presence of any such Hazardous Materials.

Section 3.12      Emergencies.  In the event of any event or emergency involving the Facility and materially endangering personnel or property, Operator shall, at Owner’s expense, take such action as is necessary and reasonable to prevent, avoid, or mitigate injury, damage or loss and shall, as soon as practicable, contact the Asset Manager after any such material incident and provide a written report to Owner of any such material incident and Operator’s response within 48 hours. Whenever, in the opinion of Owner, Operator has not taken sufficient precautions for the safety of the public or persons at the Facility or the protection of the Facility or the structures or property on or adjacent to the Facility, creating in the opinion of Owner an emergency or material event or probability of an emergency or material event requiring immediate action, then Owner may direct Operator to take such corrective action as Owner deems appropriate, and Operator shall promptly execute, at Owner’s expense, such corrective measures as directed by Owner. Any costs incurred by Operator in handling any such event or emergency shall be reimbursed or paid by Owner pursuant to Article V and shall not be included in the amount spent for purposes of determining, pursuant to Section 3.4, 5.1(b), 5.1(c) or 5.1(d), whether expenditures are more than 10% in excess of the aggregate amount of the Budget or the relevant Major Line Item, if applicable.

Section 3.13      Notice of Non-Compliance With Laws and Governmental Requirements.  Operator shall promptly notify Owner of any known non-compliance or potential non-compliance with any Governmental Requirements or Laws.

Section 3.14      Permits, Reporting and Liens.

(a)           Operator shall be responsible for obtaining, renewing and maintaining all Operator Permits. Upon Owner’s reasonable request, Operator shall (i) participate in obtaining and maintaining the Owner Permits, (ii) participate in meetings with Governmental Authorities regarding regulatory or compliance matters affecting the Facility, and (iii) cooperate and provide information in preparing ordinary course notices, reports and communications required under any Governmental Requirement, Law or any power, sale, tolling, fuel supply, water supply, regional transmission operator, independent system operator, transmission services or other agreement relating to the Facility. Any costs incurred by Operator in responding to such requests shall be reimbursed or paid by Owner pursuant to Article V and shall not be included in the amount spent for purposes of determining, pursuant to Section 3.4, 5.1(b), 5.1(c) or 5.1(d), whether expenditures are more than 10% in excess of the aggregate amount of the Budget or the relevant Major Line Item, if applicable. Operator shall provide prompt notice to Owner of any known (A) investigation or inquiry by any Governmental Authority, and (B) request by any Governmental Authority for non-ordinary course notices, reports or communications.

(b)           Operator shall immediately notify Owner in writing of any liens or encumbrances on the Facility or Site, other than Project Company Permitted Liens, known to Operator and shall provide Owner with copies of same.

Section 3.15      Owner’s Access.  Subject to Article 12, upon reasonable notice Operator shall provide Owner or its representatives with unrestricted access to the Site and Operator’s records concerning the Facility and this Agreement subject to Owner’s observance of safety measures reasonably deemed by Operator to be necessary or appropriate; provided, however, that (a) Operator shall have no obligation to provide confidential records regarding the Facility Work

Force, including human resource files, personnel records, or Operator’s internal financial records, (b) such access shall not unreasonably interfere with the operation of the Facility and (c) such access shall not violate any Governmental Requirement or Law. Operator shall also afford Site access to others as may be necessary or appropriate to the servicing, maintaining, modifying or upgrading of the land or facilities located thereon or as otherwise directed by Owner, subject to such Person’s observance of safety measures reasonably deemed by Operator to be necessary or appropriate.

Section 3.16      Records.  Operator shall maintain in good order in all material respects all books, records and accounts with respect to the Services (including all records of Facility operation costs other than Operator’s internal financial records), required pursuant to any Governmental Requirements or Laws or, to the extent known by Operator, required pursuant to any agreement relating to the Facility, and shall retain such records during the term of this Agreement. Upon expiration or earlier termination of this Agreement, Operator shall deliver to Owner all records referred to in this Section 3.16.

Section 3.17      Title to Goods, Documents and Data.  Owner shall have full title and all rights in and to any goods and other property paid for directly or indirectly by Owner immediately when such amounts are paid and all reports and other documents provided by or on behalf of Operator to Owner as part of the Services. Owner agrees that all programs, procedures, inventions, processes and other intellectual property developed by Operator, including for use on or at the Facility, shall remain the property of Operator. Owner shall be granted, during the term of this Agreement and solely as may be necessary for the provision of the Services hereunder, a non-transferable, non-exclusive limited license to the use of such intellectual property of Operator used on or at the Facility.

Section 3.18      Operator Guaranty.  On the Commencement Date and for the term of this Agreement, Operator shall provide and cause to be maintained a guaranty by Cinergy Corp. (“Operator Guarantor”) of the obligations of Operator under this Agreement in the form attached as Exhibit H

ARTICLE IV
OWNER RIGHTS AND RESPONSIBILITIES

Section 4.1      Management, Strategic Decisions and Owner Directions.

(a)           Owner shall be responsible for making such business, management and strategic decisions as may be required from time to time in connection with the operation and maintenance of the Facility. To this end, Owner shall be obligated to:

(i)            Provide written direction necessary to allow Operator to comply with the Annual Management Plan;

(ii)           Provide information reasonably requested by Operator to facilitate Operator’s incorporation and utilization of existing management systems, policies, procedures and programs in place as of the Commencement Date to manage the technical and business operations of the Facility or performance of the Services, including estimated run hours, starts, duration of run hours and other Owner operating criteria (such estimated operating information as it relates to the Annual Management Plan to be delivered not later than 90 days prior to the required delivery date of each Annual Management Plan under Section 3.4 as such information may be supplemented by mutual agreement of the parties);

(iii)          Participate in the Review Committee with Operator;

(iv)          Provide prompt notice to Operator if Owner receives any notice from a Governmental Authority, PPA counterparty or, in the event such notice would impact the ability of Operator or Owner to perform its obligations under this Agreement, the PPA, or otherwise materially affect Owner or a significant contractual counterparty of Owner related to the Facility; and

(vi)          Direct and coordinate fuel and water supplies, electric transmission services and dispatch at the Facility as provided in Section 4.3.

(b)           Owner may request Operator to carry out the reasonable directions of Owner with respect to the operation and maintenance of the Facility; provided, however, Owner shall not request Operator, or require Operator by the refusal of Owner to give an approval or consent which Operator is required to obtain pursuant to this Agreement (including any approval under Section 3.4(b)), to act in a way that conflicts with the requirements of this Agreement.

Section 4.2      Owner’s Representatives and Review Committee.

(a)           Asset Manager.  Owner shall designate an Asset Manager to represent and act on behalf of Owner and receive communications from Operator. Notification of changes of Asset Manager shall be provided to Operator in a timely manner. The Asset Manager shall be responsible for representing Owner’s interests in the day-to-day affairs of the Facility. The Asset Manager shall also be responsible for specifying Owner’s instructions to Operator as to the desired operating schedule and other operating objectives within the Facility’s capabilities. The Asset Manager shall act on behalf of Owner as the principal interface with the Operator. Operator shall be entitled to rely on the authority of the Asset Manager, or any other person expressly designated by Asset Manager to act as his designee from time to time, to act on behalf of and commit Owner in regard to all matters under this Agreement. Any notices given to the Asset Manager shall be deemed to have been given to Owner.

(b)           Review Committee.  Operator and Owner will establish an oversight committee (the “Review Committee”), which shall meet quarterly for the purpose of coordinating major operations at the Facility, including (i) interaction with and major operational decisions that relate to PPA counterparties, Governmental Authorities, and major suppliers and customers, (ii) planning major maintenance events, and (iii) other significant operational matters deemed appropriate by Owner and Operator; provided, however, that there shall at all times be an equal number of representatives serving on the Review Committee that have been appointed by Owner and Operator, respectively. Operator and Owner shall appoint to the Review Committee the Asset Manager, Contract Manager and Plant Manager and such other individuals mutually agreed upon by Owner and Operator. Owner and Operator, as the case may be, shall provide written notice of such appointments to the other party. Such appointments may be changed at any time by similar written notice. The members of the Review Committee shall meet as necessary, at a mutually agreeable time and place. Each party shall cooperate in providing the Review Committee with all information reasonably requested by the members of the Review Committee, as a group, for the performance of their duties. All recommendations, decisions and agreements made by the Review Committee shall be evidenced in writing; provided, however, that the Review Committee shall not have the authority to modify or amend the terms of this Agreement.

Section 4.3      Commodity Procurement, Scheduling and Trading.  Owner or its designee shall market and arrange for the supply, sale, shipment or transmission of gas or electricity, shall procure fuel and water supplies and electric transmission rights at the times and in the volumes that Owner determines in its sole discretion to be appropriate, shall arrange for communications at the Facility and shall direct dispatch of electricity at the Facility.

Section 4.4      Reports and Plans.  Owner shall make available to Operator such operation and maintenance instructions and manuals, as-built drawings, specifications, warranties, diagrams, test results, accounting systems and reports, books and records, recommended inventories of Spare Parts, all Material Project Agreements and all other documents and information relating to the Facility to the extent available to Owner and reasonably requested by Operator to facilitate the creation of reports and plans to be delivered by Operator or to facilitate the performance of the Services.

Section 4.5      Taxes.  Owner shall pay any duty or tax as may arise out of or relate to the operation of the Facility, except for duties or taxes for which Operator is responsible under Section 3.10 or which arise out of or relate to Operator’s net income. All payments to Operator shall be without reduction for any duties or taxes. If Owner is exempt from the payment of any applicable sales and or use taxes or has a direct payment permit with respect to such taxes, Owner shall provide Operator with a copy of the certificate or permit, duly executed and issued by the appropriate Governmental Authority. Owner shall indemnify Operator from and against any taxes (and any interest or penalties related thereto) that are the responsibility of Owner under this Agreement, provided that such indemnification obligation shall not arise with respect to taxes for which Operator has the responsibility of making payment under Section 3.10.

Section 4.6      Accounting.  Owner shall perform standard accounting services and recordkeeping for Owner’s business.

Section 4.7      Permits and Reporting.  Owner shall be responsible for (a) obtaining, renewing and maintaining all Owner Permits, (b) participating in all meetings with Governmental Authorities regarding regulatory or compliance matters affecting the Facility and (c) preparing and submitting in a timely manner, all ordinary course notices, reports and communications required under any Governmental Requirement, Law or any power, sale, tolling, fuel supply, water supply, regional transmission operator, independent system operator, transmission services or other agreement relating to the Facility. Upon Operator’s reasonable request, Owner shall cooperate and assist in obtaining and maintaining the Operator Permits.

Section 4.8      Operator’s Access.  Subject to any existing restrictions on Owner’s access rights, Owner shall provide Operator and its representatives with unrestricted access to the Site.

Section 4.9      Other Facilities and Services.  Owner shall provide office space, restroom and locker facilities, parking, potable water, sanitary services, telephones and network services, and inventory storage for Operator to be able to perform the Services.

ARTICLE V
PAYMENTS

Section 5.1      Payments for Services.

(a)           Monthly Management Fee.  For Services provided to Owner by Operator, in addition to the other payments specified in this Article V, Owner shall pay to Operator a fee of ***** per month (the “Monthly Management Fee”) payable monthly ***** beginning on the Commencement Date and on the first Business Day of each month thereafter *****.

(b)           O&M Costs.  Owner shall advance funds for the payment of, or reimbursement to Operator for, the below-enumerated costs to the extent actually incurred (such costs being the “O&M Costs”); provided that Owner shall not have any obligation to pay or reimburse any such amount to the extent such amount, when taken together with other amounts not approved by Owner hereunder, is more than ***** in excess (in the aggregate for the one year period following the Commencement Date) of the aggregate amount of the Budget or the relevant Major Line Item, if applicable (other than additional amounts approved by Owner in a Budget overrun proposal or amounts otherwise specifically excluded from this calculation under this Agreement, including those in Section 5.1(e)):

(i)            Facility Work Force Wages and Salaries:  The actual wages, salaries and employee incentives determined in accordance with Section 5.7 for such time as is devoted to the Services at a rate equal to such actual wages, salaries and employee incentives (including overhead and benefits) performed by the Facility Work Force;

(ii)           Maintenance Costs. The actual cost to Operator of costs associated with daily ongoing and required Maintenance of the Facility, including labor costs associated with the advisory oversight by Operator of original equipment manufacturers for Maintenance, repair and inspection of major Equipment;

(iii)          Communication Expense. The actual cost of postage, long distance telephone, cellular phone, and teletype expense incurred in the direct performance of the Services;

(iv)          Prints and Reproductions. The actual cost of prints and reproductions expenses incurred in the direct performance of the Services;

(v)           Computer Services. The actual cost of computer services expenses incurred in the direct performance of the Services;

*** Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

(vi)          Materials and Equipment. The actual cost of Equipment, Consumables, materials, supplies, spare parts (to the extent not directly provided by Owner pursuant to Section 3.7, tools and miscellaneous supplies procured for the Facility and the Facility Work Force;

(vii)         Transportation of Materials and Equipment. The actual cost of transportation expenses related to materials and Equipment for the Facility, including the cost of loading, hauling, unloading, and insurance;

(viii)        Subcontracts. The actual invoice costs attributable to third party subcontractors to perform the Services;

(ix)           Utilities. The actual cost of all water, sewer, telephone, waste disposal and other utilities for the Facility;

(x)            Legal Expenses. The actual cost of attorneys’ fees and costs incurred in connection with any labor or commercial matter related to the performance of the Services (except for such matters solely between Owner and Operator) incurred on behalf of or as instructed by Owner that is not covered under Section 5.1(b)(xii), except those legal expenses incurred by Operator as a result of (A) Operator’s breach of its obligations under this Agreement or negligent acts or omissions in each case in an amount not to exceed (when added with the amount of all other damages subject to Section 7.4) the limitation of liability set forth in Section 7.4 or (B) gross negligence or willful misconduct (done with an intent to harm). Costs enumerated in this Section 5.1(b)(xi) shall be reimbursed or paid by Owner pursuant to this Article V and shall not be included for purposes of determining whether expenditures are more than 10% in excess of the aggregate amount of the Budget or the relevant Major Line Item, if applicable;

(xi)           Claims and Judgments. The actual cost of attorneys’ fees, costs, settlements, and/or judgments incurred in connection with any litigation, claims or disputes (except for such matters solely between Owner and Operator) arising out of or in connection with the performance of this Agreement, (including the performance of the Services on real property of or to which Owner does not have sole right, title and possession), except (A) those expenses, fines and penalties resulting from Operator’s negligent acts or omissions or its operation of the Facility or performance of the Services in a manner in violation of this Agreement or any Law or Governmental Requirement in each case in an amount not to exceed (when added with the amount of all other damages subject to Section 7.4) the limitation of liability set forth in Section 7.4, (B) those expenses, fines and penalties resulting from Operator’s gross negligence or willful misconduct (done with an intent to harm) and (C) fees, costs, settlements, and/or judgments for which Operator is reimbursed by proceeds of insurance provided pursuant to Section 11.1 of this Agreement. Costs enumerated in this Section 5.1(b)(xii) shall be reimbursed or paid by Owner pursuant to this Article V and shall not be included for purposes of determining whether expenditures are more than ***** in excess of the aggregate amount of the Budget or the relevant Major Line Item, if applicable;

*** Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

(xii)          Insurance Expenses. The premiums and other costs incurred by Operator to maintain the insurance coverages described in Article 11; and

(xiii)         Other. All other actual direct costs incurred in connection with the Services, including travel costs and additional Services.

(c)           If Owner (i) rejects a request by Operator for approval of a cost or expense that when taken together with other amounts not approved by Owner hereunder is more than ***** in excess (in the aggregate for the one year period following the Commencement Date) of the aggregate amount of the Budget or the relevant Major Line Item, if applicable (other than additional amounts approved by Owner in a Budget overrun proposal or amounts otherwise specifically excluded from this calculation under this Agreement), and such cost or expense if incurred would be an O&M Cost if it were within the Budget, or (ii) rejects a request by Operator for approval of an increase to the Budget, then, notwithstanding anything in this Agreement to the contrary, (A) Operator shall not be required to take the action or incur the cost or expense that is the subject of the rejected Budget increase or the rejected cost or expense, (B) Operator’s failure to take such action or incur such cost or expense and the consequences thereof shall not be a breach of this Agreement, and (C) Operator shall be relieved of any liability which it would otherwise have under this Agreement as a result of its failure to take such action or incur such cost or expense and the consequences thereof provided that Operator’s performance of its Services are otherwise in compliance with this Agreement.

(d)           Owner shall not unreasonably withhold approval of a request by Operator for approval of a cost or expense for preservation or protection of property, health or safety that would exceed by more than ***** (in the aggregate for the one year period following the Commencement Date) the aggregate amount of the Budget for such period or the relevant Major Line Item, if applicable (in each case, as modified by any relevant Owner-approved Budget overrun proposal).

(e)           Notwithstanding anything to contrary in this Agreement, amounts incurred by Operator pursuant to Sections 3.1(b)(iii), 3.12, 3.14, 5.1(b)(xi) and (xii), and 5.8 or to comply with changes in Law since the date of the then current Budget shall not be included in any such ***** calculation under this Section 5.1 or ***** calculation under Section 3.4(b).

*** Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

Section 5.2      O&M Account.  Owner will provide for payments from the O&M Account for all O&M Costs, the Monthly Management Fee or for any other amounts payable by or on behalf of Owner to or on behalf of Operator hereunder in accordance with the Depositary Agreement. The parties may agree on a payment procedure whereby Owner advances funds to Operator for all O&M Costs (including Advance O&M Cost Estimates) for Operator to pay such O&M Costs from such funds advanced by Owner. With respect to O&M Costs for goods and services provided by third-parties to Owner or Operator in connection herewith and costs incurred directly by Operator that are not covered by Section 5.3, Operator promptly shall review invoices received for such goods and services and, if Operator determines such invoices are properly payable, promptly shall forward such invoices to Owner for payment. Owner shall use commercially reasonable efforts to pay on or before the due date therefor, for Owner’s account (except to the extent Operator has, in its sole discretion, directly incurred an O&M Cost, in which case for Operator’s account), such invoices, except for any portion that Owner in good faith disputes, directly to the third-party payee. Operator shall endeavor to resolve any dispute with a third-party payee under a contract between Operator and such third party, and will support Owner in any dispute with a third-party payee in a contract between Owner and such third party.

Section 5.3      Advance O&M Cost Estimate; Progress Report.  With respect to O&M Costs that are estimatable, on or about the tenth day of each month Operator shall furnish Owner with a billing covering the estimated amount of such O&M Costs for the following month (each, an “Advance O&M Cost Estimate”). Each Advance O&M Cost Estimate shall (a) itemize requested payments by type, (b) provide reasonable substantiation and documentation supporting such request, (c) be generated, where applicable, using Owner’s billing system, and (d) otherwise be in the form reasonably requested by Owner. Owner shall pay each Advance O&M Cost Estimate within twenty (20) days after receipt. Together with the Advance O&M Cost Estimate, Operator shall furnish Owner with a detailed progress report of all O&M Costs for the preceding month and, for such preceding month, shall compare O&M Costs not paid directly by Owner to third-parties with the Advance O&M Cost Estimate, and shall set forth any credits received from third-party vendors. Any net deficiencies or excesses against the Advance O&M Cost Estimate (after taking into account any third-party credits) for any month shall be reflected as a credit or debit, as appropriate, in the Advance O&M Cost Estimate for the following month. Each progress report will be supported by documentation substantiating all O&M Costs actually incurred in such month and otherwise shall be in form reasonably acceptable to Owner. Each progress report also shall compare the month’s O&M Costs and year-to-date O&M Costs incurred against the Budget on a line-item basis as set forth in the Budget.

Section 5.4      Final Billing.  If requested by Owner, after the end of each Operation Year, Operator shall submit a statement summarizing O&M Costs incurred and payments and credits received during such Operation Year.

Section 5.5      Invoice or Payment Disputes or Errors.  If either party discovers an error in the amount of any Operator or Owner invoice or payment made pursuant to this Article V or disputes a payment requested pursuant to this Article V, such party shall notify the other party within sixty (60) days of discovery of such dispute or error; provided that neither party shall be entitled to correction of any such error if notice of such error is not delivered in writing to the other party within one year of the applicable invoice or payment. If the correct amount of any Operator or Owner invoice is disputed in good faith, the party with the payment obligation shall pay any amount not in dispute, and failure to pay the amount in dispute shall not be deemed to be a default hereunder.

Section 5.6      Employee Incentive Plan.  Operator may develop and deliver to Owner an Employee Incentive Plan for such Operation Year, which plan shall be generally consistent with similar plans established by Operator or its Affiliates at the Facility or at other facilities owned by Operator’s Affiliates.

Section 5.7      Interest on Late Payments.  Any amounts (a) disputed and subsequently found to have been correctly invoiced or owed, or (b) not timely paid in accordance with this Agreement shall accrue interest at the lesser of (i) the maximum rate of interest permitted by applicable Law and (ii) with respect to amounts less than sixty (60) days past due, a rate equal to 5% over the Base Rate or with respect to amounts that are sixty (60) or more days past due, a rate equal to 2% over the interest rate set forth in the Reimbursement Agreement; provided if such overdue amounts are being contested in good faith and adequate reserves have been deposited into a segregated account in which the Operator has a perfected security interest then the interest rate with respect to amounts less than sixty (60) days past due shall apply to such amounts.

Section 5.8      Audit.  Subject to Article 12, upon reasonable prior notice (a) Owner, its representatives or any agent on behalf of the Owner’s financing parties may inspect, copy and audit Operator’s books, records, accounts, ledgers, time cards, estimates, schedules, correspondence and other documents related to Operator’s performance of its obligations hereunder and amounts due to Operator hereunder and amounts for which Operator is reimbursed hereunder and (b) Operator agrees to provide copies of such information to Owner upon request, at Owner’s expense; provided, however, that (i) Operator shall have no obligation to provide access to or copies of confidential records regarding the Facility Work Force, including human resource files, personnel records, or Operator’s internal financial records, (ii) such inspection shall not unreasonably interfere with the operation of the Facility and (iii) such inspection shall not result in the Operator being in violation of any Governmental Requirement or Law. Owner shall reimburse Operator for its actual and reasonable costs incurred by Operator for such audits to the extent such audit assistance is not otherwise reimbursed by Owner pursuant to this Agreement. Any such costs incurred by Operator shall be reimbursed or paid by Owner pursuant to Article V and shall not be included in the amount spent for purposes of determining, pursuant to Section 3.4, 5.1(b), 5.1(c) or 5.1(d) whether expenditures are more than 10% in excess of the aggregate amount of the Budget or the relevant Major Line Item, if applicable. Owner’s acceptance or approval or payment of Operator’s charges shall not operate as a waiver of Owner’s right to audit the Operator in accordance with this Section 5.8.

ARTICLE VI
TERM OF AGREEMENT; TERMINATION

Section 6.1      Initial Term.  This Agreement shall become effective upon full execution and delivery of this Agreement. The term of this Agreement shall commence on the Commencement Date and, unless earlier terminated in accordance with the terms and conditions of this Article 6, shall continue through one year following the Commencement Date and shall be automatically renewed for additional periods of one (1) year (subject to termination pursuant to Section 6.2 through 6.5).

Section 6.2      Termination Upon Insolvency.  If Operator (or Operator Guarantor) or Owner makes a general assignment for the benefit of its creditors, or institutes a proceeding in bankruptcy, or if a receiver, trustee, custodian or assignee is appointed on account of its insolvency and not dismissed within sixty (60) days, or if a proceeding in bankruptcy is instituted against Operator (or Operator Guarantor) or Owner and not dismissed within sixty (60) days, or if Operator (or Operator Guarantor) or Owner dissolves or is dissolved or its legal existence is otherwise terminated, then the other party may, without prejudice to any right or remedy available to it under this Agreement, terminate this Agreement.

Section 6.3      Termination by Owner for Material Default; Right to Cure.  If (a) Operator violates a material provision of this Agreement (or Operator Guarantor violates a material provision of its guaranty) and fails to cure or to commence and continue good faith remedial efforts to cure such default within sixty (60) days of receipt of notice thereof from Owner; or (b) a default, event of default or other similar condition or event in respect of Operator or Operator Guarantor under one or more agreements or instruments, individually or collectively, relating to any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) for the payment or repayment of any money in an aggregate amount of not less than $50 million, which results in such indebtedness becoming, or becoming capable at such time of being declared, immediately due and payable; or (c) a default, event of default or other similar condition or event in respect of Operator or any Affiliate of Operator under any one or more agreements for operations and maintenance or energy management services with Owner or any Affiliate of Owner which results in such agreement being terminated or becoming capable at such time of being terminated as a result of such event, then Owner may, without prejudice to any right or remedy available to it under this Agreement, terminate this Agreement. Owner, at its option, shall have the right to cure such default on behalf of Operator without terminating the Agreement. Owner shall also have the right to perform such defaulted obligation upon termination.

Section 6.4      Termination for Convenience.  Following the one year anniversary of the Commencement Date, Operator and Owner shall have the right to terminate this Agreement for convenience upon sixty (60) days written notice.

Section 6.5      Termination by Operator for Material Default.  If (a) Owner violates a material provision of this Agreement (including a payment default) and fails to cure or to commence and continue good faith remedial efforts to cure such default within thirty (30) days (or, with respect to a payment default, five (5) days) of receipt of notice thereof from Operator, or (b) a default, event of default or other similar condition or event in respect of Owner under one or more agreements or instruments, individually or collectively, relating to any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) for the payment or repayment of any money in an aggregate amount of not less than $1 million, which results in such indebtedness becoming, or becoming capable at such time of being declared, immediately due and payable; or (c) a default, event of default or other similar condition or event in respect of Owner or any Affiliate of Owner under any one or more agreements for operations and maintenance or energy management services with Operator or any Affiliate of Operator which results in such agreement being terminated or becoming capable at such time of being terminated as a result of such event, then Operator may, without prejudice to any right or remedy available to it under this Agreement, terminate this Agreement.

Section 6.6      Rights and Obligations Upon Termination.

(a)           Upon the expiration or termination of this Agreement, Operator shall have no further rights under this Agreement (except as set forth in Section 13.14) and shall not be entitled to receive any further payments under this Agreement except as set forth in this Section 6.6.

(b)           Upon the termination of this Agreement pursuant to Sections 6.4 or 6.5, Owner shall pay a termination fee of (i) ***** if such termination takes place within the first ***** following the Commencement Date, (ii) ***** if such termination takes place between ***** and ***** following the Commencement Date, (iii) ***** if such termination takes place between ***** and ***** following the Commencement Date and (iv) ***** if such termination takes place after ***** following the Commencement Date.

(c)           Upon the expiration or termination of this Agreement Owner shall pay Operator its reasonable and duly documented costs to demobilize from the Facility; provided, however that the Operator shall only be obligated to pay demobilization costs for Legacy Employees that continue to be employed by Operator, which demobilization costs shall not exceed $60,000 per person.

(d)           In the event this Agreement is terminated or expires by its terms:

(i)            Owner shall have the right to take possession of all of the Equipment, Consumables, fuel, tools, spare parts, and other supplies located at the Site for the purpose of performing the Services that were paid for by Owner and may employ any other Person to perform the Services by whatever method Owner may deem expedient;

(ii)           Owner and Operator shall continue to be bound by such provisions of this Agreement that survive the date of termination as set forth in Section 13.14;

(iii)          Operator shall, at Owner’s expense, perform (for a period not to exceed thirty (30) days following termination) the following relative to the Services affected by termination action to the extent reasonably requested by Owner:  (A) discontinue the Services as of the date of termination of this Agreement or such earlier date specified by Owner; (B) place no further orders or subcontracts for Equipment or Services as of the date of termination of this Agreement or such earlier date specified by Owner; (C) as of the termination date or such earlier date designated by Owner, assign to Owner or its designee all orders, subcontracts and other contractual agreements related solely to the Services or Facility as may be designated by Owner, provided that (I) Owner or its designee shall assume Operator’s obligations under such agreements from and after the date of such assignment, (II) such assignment is permitted under the applicable agreement and (III) Operator shall be entitled to retain such rights under such agreements as are necessary to prosecute at Owner’s expense a claim against the counterparty for amounts owing Operator for which Owner has not reimbursed Operator and to enforce

*** Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

rights with respect to liabilities that Operator may have to Owner after such assignment, provided that Operator shall keep Owner informed about and cooperate with Owner with respect to any such action against a counterparty so as to minimize any adverse effect on the relationship between Owner and counterparty; (D) promptly make every reasonable effort to procure cancellations of all such orders and agreements not so assigned upon terms reasonably satisfactory to Owner; (E) assist Owner in preparing an inventory of all Equipment, tools, Consumables, spare parts and other supplies in use or in storage at the Site; (F) assist Owner in training Operator’s successor and in otherwise transitioning Operator’s successor; and (G) remove from the Site goods, equipment, material and the like belonging to Operator;

(iv)          Operator will make the Facility Work Force available to Owner, its Affiliate or designee (the “Subsequent Operator”) to discuss potential employment with such Subsequent Operator. Such Subsequent Operator may make offers of employment to such employees and such employees that are hired shall become the employees of the Subsequent Operator. Owner shall be responsible for termination issues and/or severance costs associated with any employees of Operator who were not Legacy Employees and who are terminated by Operator and not hired by the Subsequent Operator. “Legacy Employees” are persons who were employees of Operator or its Affiliates on the date of this Agreement or who were employed thereafter by Operator or its Affiliates for facilities other than the Facility (or any other facility owned by Owner or an Affiliate of Owner) and were subsequently moved to the Facility.

ARTICLE VII
INDEMNITY AND LIMITATIONS ON LIABILITY

Section 7.1      General Indemnity.

(a)           Except as set forth in Section 7.2, Operator hereby irrevocably indemnifies, and agrees to defend and hold harmless Owner, its Affiliates and subcontractors, and its and their respective officers, directors, employees and agents from and against any claims, demands, damages, liabilities, interest, attorneys’ fees, costs (including settlement costs) and expenses for bodily injury, property damage or fines or penalties from violation of applicable Laws or Governmental Requirements (“Claims and Damages”), arising from third-party claims, demands, suits, causes of action, proceedings, investigations, judgments or liabilities to the extent caused by or arising out of any breach by Operator of this Agreement (including the failure to handle properly Hazardous Materials pursuant to Section 3.11) or any negligent acts or omissions or willful misconduct (done with an intent to harm) of Operator or its Affiliates, employees, agents or Subcontractors (other than Owner’s subcontractors) or anyone acting under Operator’s direction or control or on Operator’s behalf in connection with or incident to the performance of this Agreement. Operator’s total liability under the above indemnity with respect to the term of this Agreement shall be subject to the limitation of liability set forth in Section 7.4.

(b)           Owner hereby irrevocably indemnifies, and agrees to defend and hold harmless Operator, its Affiliates and Subcontractors, and its and their respective officers, directors, employees and agents from and against Claims and Damages, arising from third party claims, demands, suits, causes of action, proceedings, investigations, judgments or liabilities to the extent caused by or arising out of any breach by Owner of this Agreement, the existence of any Hazardous Materials on the Site at the commencement of this Agreement or arising thereafter (other than as a result of Operator’s negligence or breach of this Agreement) or any negligent acts or omissions or willful misconduct of Owner or its Affiliates, employees, agents or subcontractors (other than Operator and its Subcontractors) or anyone acting under Owner’s direction or control or on Owner’s behalf (which in no event shall include Operator) in connection with or incident to the performance of this Agreement. Owner further agrees that, if any former Duke Energy employee hired by Operator in accordance with Section 6.9 of that certain Purchase and Sale Agreement dated May 3, 2004, asserts any claim for which Duke Energy has agreed to indemnify Owner pursuant to the Purchase and Sale Agreement, Owner shall assert such claims for indemnity against Duke Energy.

Section 7.2      Owner’s Property.  Owner assumes responsibility for and waives its rights of recovery against Operator with respect to all loss of or damage to the Facility and other property of Owner, however such loss or damage shall occur.

Section 7.3      Third Party Claims.

(a)           If Operator receives any claim or demand of a third party relating to Services or the Facility, Operator shall promptly notify the Owner in writing of the basis for such claim or demand setting forth the nature of the claim or demand in reasonable detail.

(b)           If any legal proceeding or action is brought by a third party against Operator in connection with the Services or the Facility, and Owner reasonably anticipates that it shall be required by this Agreement to indemnify or reimburse Operator for such claim or for litigation expenses connected therewith, Owner will be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding if (i) Owner provides prompt written notice to Operator after receipt of Operator’s notice of such proceeding pursuant to Section 7.3(a) of Owner’s intention to assume control of such defense and to indemnify Operator with respect thereto, (ii) Operator approves such assumption of control, which such approval shall not unreasonably be withheld, and (iii) Owner conducts the defense of the third party claim actively and diligently with counsel reasonably satisfactory to Operator. Operator shall, in its sole discretion, have the right to employ separate counsel (who may be selected by Operator in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by Operator and shall not be reimbursed hereunder by Owner. If Owner has acknowledged in writing its obligation to indemnify Operator with respect to such claim, Operator shall fully cooperate with Owner and its counsel in the defense or compromise of such claim or demand, provided that all reasonable out-of-pocket expenses incurred thereby by Operator shall be paid by the Owner (except as otherwise set forth in Section 5.1(b)(xii)(B).

(c)           If (i) notice is given to the Owner of the commencement of any proceeding and the Owner does not promptly give notice to Operator of its election to assume the defense of such proceeding, (ii) the condition set forth in Section 7.3(b)(iii) above becomes unsatisfied, or (iii) Operator determines in good faith that there is a reasonable probability that a proceeding will adversely affect it other than as a result of monetary damages for which it would be entitled to reimbursement under this Agreement, Operator will (upon further notice to Owner) without prejudice of its right to be indemnified with respect thereto have the right to undertake the defense, compromise or settlement of such claim.

(d)           Whenever any claim arises for indemnification under this Agreement, the party to be indemnified (“Indemnitee”) shall notify the party to provide such indemnification (“Indemnitor”) in writing as soon as practicable after the Indemnitee has knowledge of the facts constituting the basis for such claim (the “Notice of Claim”); provided, however, that in the event of any failure or delay by Indemnitee in delivering the Notice of Claim, the Indemnitor shall not be released from its indemnification obligations hereunder except to the extent such failure or delay by Indemnitee results in actual prejudice to Indemnitor. Such Notice of Claim shall specify, in reasonable detail, the facts known to Indemnitee giving rise to such indemnification right and the amount or an assessment of the amount of the liability arising therefrom. The parties shall cooperate in the defense or prosecution of claims giving rise to indemnification hereunder and shall furnish such records, information and testimony and attend such conferences and discovery as reasonably requested in connection therewith.

(e)           Neither party shall consent to the entry of any judgment or enter into any settlement with respect to a claim for indemnification (or for which Owner is required under this Agreement to reimburse Operator) without the prior written consent of the other party to this Agreement (not to be unreasonably withheld) provided that after agreeing in writing to indemnify the Operator, as set forth in Section 7.3(b)(i) above, the Owner may settle or compromise any claim without the approval of the Operator so long as such claim is solely for monetary damages that are paid in full by the Owner and so long as the Operator is fully released from liability by the claimant.

Section 7.4      Limitation of Liability.  Except to the extent such damages relate solely to the gross negligence or willful misconduct (done with an intent to harm) of Operator or its Affiliates, employees or Subcontractors or anyone acting under Operator’s direction or control or on Operator’s behalf, notwithstanding anything to the contrary contained in this Agreement, the annual aggregate liability of Operator for damages arising out of or relating in any manner to the performance or nonperformance of obligations in connection with this Agreement or the performance or nonperformance of the Services (including pursuant to Section 8.1), whether based on contract, warranty, indemnity, tort (including negligence), strict liability, or otherwise, shall be capped at ***** not including any amounts Owner received as insurance proceeds.

Section 7.5      Co-Owners.  If, at any time while this Agreement is in effect, Owner does not have the sole right, title and possession of and to the Facility and all property for which Operator has responsibility hereunder to provide Services, Owner shall obtain an undertaking from all the other entities who have any such right, title and/or possession, that is sufficient to provide Operator with the same releases from, limitations of and protections from liability, including the protection from Liability set forth in Sections 7.2 and 7.4 and the insurance coverage set forth in Section 11.2, as would be afforded to Operator in this Agreement if Owner had such sole right, title and possession. If Owner fails to obtain such an undertaking, then, unless Operator agrees otherwise, Owner shall indemnify Operator against all liability Operator incurs as a result of such failure by Owner.

*** Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

ARTICLE VIII
WARRANTIES

Section 8.1      Operator’s Warranty.  Operator warrants that its Services (as opposed to those provided by a third party vendors) shall be performed in accordance with the requirements set forth in this Agreement. If Operator fails to so perform any Services and during the twelve month period following completion of the Services at issue and Owner notifies Operator thereof, Operator shall perform such remedial Services within the original scope of Services as is necessary to make its Services conform with this warranty. Owner will not be obligated to pay the costs of correcting or re-performing such Services, except to the extent that such costs would have been incurred had such error or defect not occurred; provided, however, that the aggregate amount of such costs to be borne by Operator (together with all other damages subject to Section 7.4) is subject to the limitation of liability set forth in Section 7.4.

Section 8.2      Third Party Warranties.  Operator shall, for the protection of Owner, use reasonable efforts to obtain customary warranties from all vendors, contractors, Subcontractors and suppliers from which Operator procures Equipment, spare parts or other goods and services for the Facility which shall be assignable to Owner to the full extent of the terms thereof. Operator shall be responsible for enforcing all such third-party warranties during the term of this Agreement. Operator shall ensure that, to the extent feasible, any third-party warranties that are still in existence at the termination of this Agreement shall be assigned on such date to Owner, and Operator hereby assigns, effective as of the date of termination of this Agreement, all of its rights with respect to such warranties to Owner, provided, that Operator shall retain such rights as are necessary to prosecute any claims against the third-parties for amounts owing Operator, for which Owner has not reimbursed Operator, and to enforce rights with respect to liabilities that Operator may have to Owner after such assignment, provided that Operator shall keep Owner informed about and cooperate with Owner with respect to any such action against a third-party so as to minimize any adverse effect on the relationship between Owner and the third-party. Operator’s obligations with respect to Equipment, spare parts or other goods purchased by Operator from third parties shall be limited to those set forth in this Section 8.2, provided, however, that nothing in this sentence shall release Operator from any obligation under this Agreement with respect to services performed by or on behalf of Operator in connection with any such goods.

Section 8.3      Warranties Limited.  All warranties made by Operator in connection with the Services are limited to those set forth in this Article VIII. Operator makes no other warranties or guarantees, express or implied, other than those expressly set forth herein. OPERATOR EXPRESSLY DISCLAIMS ALL IMPLIED GUARANTEES OR WARRANTIES OF ANY NATURE WHATSOEVER IN CONNECTION WITH THE SERVICES AND OBLIGATIONS UNDERTAKEN AND/OR PERFORMED HEREUNDER, WHETHER STATUTORY, ORAL, WRITTEN, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED CONDITIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE IX
REPRESENTATIONS

Section 9.1      Operator Representations.  Operator represents and warrants to Owner as follows:

(a)           Standing.  Operator is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Operator has the power and authority to execute and deliver this Agreement and perform its obligations hereunder. Operator is, to the extent required by Law, qualified to do business in the State of Mississippi. Operator’s execution, delivery and performance of this Agreement have been duly authorized all by requisite corporate or other action of Operator and do not violate any provision of Operator’s charter, by-laws, articles of organization or operating agreement or any indenture, agreement or instrument to which Operator is a party, or by which Operator or its property is bound or affected. This Agreement has been duly and validly executed and delivered by Operator and constitutes the valid, legal and binding obligation of Operator enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting the enforcement of creditor’s rights generally.

(b)           No Violation of Law.  Operator is not in violation of any applicable laws or any judgment entered by any Governmental Authority, which violations or judgments, individually or in the aggregate, would affect Operator’s ability to perform its obligations under this Agreement. Neither the execution, delivery and performance by the Operator of its obligations under this Agreement, nor the consummation of the transactions contemplated hereby, violates any Laws or Governmental Requirements.

(c)           Licenses.  Operator is the holder of all federal, state, local and other governmental consents, licenses, permits or other authorizations required to be held by Operator on the date hereof to conduct its business now and as contemplated by this Agreement.

(d)           Litigation.  Operator is not a party to or, to the best of Operator’s knowledge, threatened with any legal or administrative proceeding, arbitration, investigation, or other proceeding or controversy that would materially and adversely affect Operator’s ability to perform its obligations under this Agreement.

Section 9.2             Owner Representations.  Owner represents and warrants to Operator as follows:

(a)           Standing. Owner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Owner has the power and authority to execute and deliver this Agreement and perform its obligations hereunder. Owner is, to the extent required by Law, qualified to do business in the State of Mississippi. Owner’s execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate or other action of Owner and do not violate any provision of Owner’s charter, by-laws, articles of incorporation or operating agreement or any indenture, agreement or instrument to which Owner is a party, or by which Owner or its property is bound or affected. This Agreement has been duly and validly executed and delivered by Owner and constitutes the valid, legal and binding obligation of Owner enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting the enforcement of creditor’s rights generally.

(b)           No Violation of Law.  Owner is not in violation of any applicable laws or any judgment entered by any Governmental Authority, which violations or judgments, individually or in the aggregate, would affect Owner’s ability to perform its obligations under this Agreement. Neither the execution, delivery and performance by the Owner of its obligations under this Agreement, nor the consummation of the transactions contemplated hereby, violates any Laws or Governmental Requirements.

(c)           Licenses.  Owner is the holder of all federal, state, local and other governmental consents, licenses, permits or other authorizations required to be held by Owner on the date hereof to own and operate the Facility.

(d)           Litigation.  Owner is not a party to or, to the best of Owner’s knowledge, threatened with any legal or administrative proceeding, arbitration, investigation, or other proceeding or controversy that would materially and adversely affect Owner’s ability to perform its obligations under this Agreement.

ARTICLE X
FORCE MAJEURE

Section 10.1      Definition of Force Majeure Event.  For the purposes of this Agreement, a “Force Majeure Event” as to any party means any occurrence, nonoccurrence or set of circumstances that is beyond the reasonable control of such party and is not caused by such party’s negligence, lack of due diligence, or failure to follow Prudent Industry Practices, including flood, ice, earthquake, windstorm or eruption; fire; explosion; invasion, riot, civil war, commotion or insurrection; sabotage, terrorism or vandalism; military or usurped power; act of God or of a public enemy; or failure of equipment (to the extent not caused by any occurrence, nonoccurrence or set of circumstances that is beyond the reasonable control of such party and is not caused by such party’s negligence, lack of due diligence, or failure to follow Prudent Industry Practices). The term Force Majeure Event shall not include:  (a) the inability to meet a Law or Governmental Requirement or the change in a Law or Governmental Requirement after the date of this Agreement which increases the costs of performance by a Party of its obligations hereunder but which does not preclude or make illegal such performance; (b) a Site-specific strike, walkout, lockout or other labor dispute over employment conditions at the Facility, (but not including any such action or matter as a result of an organizational campaign at the Facility); (c)  changes in market conditions; and (d) failures of contractors, suppliers or vendors, unless such failures are caused by an event which would be a Force Majeure Event, if experienced by a party.

Section 10.2      No Breach or Liability.  Either party shall be excused from performance of its obligations hereunder other than payment obligations and shall not be construed to be in default in respect of such obligations to the extent that and for so long as failure to perform such obligations is due to a Force Majeure Event.

Section 10.3      Mitigation.  Following the occurrence of a Force Majeure Event, the affected party shall:

(a)           give the other party notice thereof, followed by written notice if the first notice is not written, as promptly as possible after such party becomes aware of such Force Majeure Event, describing the particulars of such Force Majeure Event, and furnish periodic reports to the other party regarding the progress in overcoming the adverse effects of such Force Majeure Event and setting forth its best, good faith estimate concerning when it will be able to resume the performance of its obligations under this Agreement;

(b)           remedy its inability to perform as soon as reasonably practicable; provided, however, that this Section shall not require the settlement of any non-Site specific strike, walkout, lockout or other general labor dispute on terms which, in the sole judgment of the party involved in the dispute, are contrary to its interest; and

(c)           resume performance of its obligations under this Agreement as soon as is reasonably practicable after the Force Majeure Event is remedied or ceases to exist, and provide the other party with written notice thereof.

Section 10.4      Suspension of Performance.  The suspension of performance due to a Force Majeure Event shall be of no greater scope and of no longer duration than is required by such Force Majeure Event. No Force Majeure Event shall extend this Agreement beyond its term.

ARTICLE XI
INSURANCE

Section 11.1      Insurance to be Provided by Operator.  Operator shall provide the following insurance coverages and limits, written by an insurance company or companies with a Best’s rating of no less than “A- VII”, and shall maintain such insurance in full force and effect during the term of this Agreement:

(a)           worker’s compensation insurance as required by applicable state Laws;

(b)           commercial general liability insurance with limits of not less than $1,000,000 per occurrence;

(c)           business automobile liability insurance with per accident limits of $1,000,000 covering owned, hired and non-owned vehicles; and

(d)           excess and/or umbrella liability insurance with a limit of $10,000,000 per occurrence in excess of the limits of insurance provided in (a)-(c).

The amounts of insurance required by this Section 11.1 may be satisfied by Operator’s purchasing primary coverage in the amounts of the combined primary and excess and/or umbrella limits specified or by buying a combination of primary and excess umbrella liability policies. The structure of the coverage is Operator’s option, so long as the total amount of insurance meets the overall requirements of this Agreement. Operator shall cause Operator’s insurance underwriters to waive their rights of subrogation against Owner for all insurance required by this Section 11.1. Notwithstanding the foregoing insurance requirements, Operator may self-insure all or any part of the insurance coverage provided for in this Agreement and all such self-insurance coverage shall be treated as if it were an insurance policy; provided that the premiums for such self-insurance are comparable to or more favorable than the premiums for similar insurance that could be obtained by Operator from third-party insurers.

Section 11.2      Insurance to be Provided by Owner.  Owner shall provide the following insurance coverages and limits, written by an insurance company or companies with a Best’s rating of no less than “A- VII”, and shall maintain such insurance in full force and effect during the term of this Agreement:

(a)           all risk property damage insurance in an amount sufficient to cover 100% of the replacement cost of the Facility;

(b)           worker’s compensation insurance as required by applicable state Laws;

(c)           commercial general liability insurance with limits of not less than $1,000,000 per occurrence;

(d)           business interruption insurance covering at any given time at least 100% of the Owner’s continuing operating expenses for a period of at least 12 months, including O&M Costs, Monthly Management Fee and debt service including a 60 day deductible period; and

(e)           excess and/or umbrella liability insurance with a limit of $10,000,000 per occurrence in excess of the limits of insurance provided in (a)-(d).

The amounts of insurance required by this Section 11.2 may be satisfied by Owner’s purchasing primary coverage in the amounts of the combined primary and excess and/or umbrella limits specified or by buying a combination of primary and excess umbrella liability policies. The structure of the coverage is Owner’s option, so long as the total amount of insurance meets the overall requirements of this Agreement. Owner shall cause Owner’s insurance underwriters to waive their rights of subrogation against Operator for all insurance required by this Section 11.2. Owner shall ensure that Operator is named as an additional insured on each insurance policy relating to the ownership, operation and maintenance of the Facility, which Owner is required to procure and maintain pursuant to any financing or other project agreements.

Section 11.3      Evidence of Insurance.  Operator and Owner shall cause its insurer(s) to furnish evidence of the insurance required hereunder, including evidence of the subrogation waiver, in the form of insurance certificates. All such insurance certificates shall provide that the policies may not be canceled or changed without thirty (30) days’ prior written notice to the other party to this Agreement, given by any method that is approved for notices hereunder.

Section 11.4      Subcontractors’ Insurance.  Before permitting any Subcontractor to perform any Services at the Site, Operator shall obtain a certificate of insurance for such Subcontractor evidencing that such Subcontractor has obtained insurance in such amounts and against such risks as is customarily carried by persons engaged in similar type and size businesses performing similar work in the same geographic area. All such insurance shall include a waiver of any rights of subrogation of the insurer as against Owner.

Section 11.5      Right to Insure.  Should Operator fail to provide or maintain any of the insurance coverage required by Section 11.1 hereof, Owner shall have the right to provide or maintain such coverage at Owner’s expense. Should Owner fail to provide or maintain any of the insurance coverage required by Section 11.2 hereof, Operator shall have the right, but not the obligation, to provide or maintain such coverage on behalf of Owner and at Owner’s expense. The cost of any such insurance obtained by Operator in accordance with the preceding sentence shall be reimbursed or paid by Owner pursuant to Article V and shall not be included in the amount spent for purposes of determining, pursuant to Section 3.4, 5.1(b), 5.1(c) or 5.1(d) whether expenditures are more than 10% in excess of the aggregate amount of the Budget or the relevant Major Line Item, if applicable.

ARTICLE XII
CONFIDENTIALITY

Section 12.1      Confidential Information.  Except as hereinafter provided, each of the parties shall treat as confidential and not disclose to any third party confidential or proprietary information concerning the Facility or this Agreement and designated by the other party as confidential (either by specific reference on the face of a document containing the information or by written communication regarding a reasonable class of information), unless such confidential information (a) was already in the possession of such party or its Affiliates in a non-confidential form at the time such entity obtained such confidential information hereunder, (b) was or is published or otherwise is or becomes generally available to the public through no fault of such party, or any of its Affiliates, (c) was or is made available to such party, or its Affiliates, without restriction by any Person which is not bound by, and does not impose, an obligation of confidentiality or use with respect thereto, (d) is developed independently by employees of such party or its Affiliates who have not had access to confidential information pursuant to this Agreement, or (e) is required to be disclosed under any Governmental Requirement or Law. Each of the parties may use any such confidential information only in connection with its activities under this Agreement and disclose, reveal, or otherwise make any such confidential information available to third parties, in either case, only with the prior written consent of the other party hereto. Each of the parties shall provide the other party hereto prompt notice of any disclosure required under any Governmental Requirement or Law so that such other party may seek a protective order or other appropriate remedy and shall cooperate with such other party’s efforts to obtain such remedy. Operator agrees that, with respect to information provided by Owner to Operator for which Owner owes confidential obligations to third-parties, Operator shall abide by such obligations to the extent Owner informs Operator in writing of such obligations. Operator shall establish and enforce reasonable procedures for the protection of confidential information and shall restrict disclosure of such information to only those employees, officers, and agents of Operator or its Affiliates who need to know such information in connection with the performance of this Agreement as set forth herein. Each of the parties shall take such reasonable and prudent steps and precautionary measures as are required to assure compliance with this Section 12.1 by such of its employees, officers, agents, Affiliates and other Persons as shall be given access to such confidential information and shall be liable for any non-compliance with this Section 12.1 by itself, its Affiliates’ and their respective employees and officers.

Section 12.2      Agreement Confidential.  Each of parties shall treat as confidential and not disclose to any third party the terms of this Agreement without the prior written consent of the other. Notwithstanding the foregoing, the terms of this Agreement may be disclosed to (a) any lender or potential lender in connection with any financing, refinancing, proposed financing, or proposed refinancing for the Facility, (b) to a prospective purchaser of all or part of the Facility, or all or part of Owner’s interest in the Facility, or substantially all of the output of the Facility and (c) to a prospective purchaser of all or part of an interest in Owner or Operator; provided in each of (b) and (c) that the recipient executes a confidentiality agreement similar in substance to Section 12.1 prior to such disclosure.

ARTICLE XIII
MISCELLANEOUS

Section 13.1      Entire Agreement.  This Agreement contains the entire agreement of Owner and Operator with respect to the subject matter hereof and supersedes all prior agreements and commitments with respect thereto. There are no oral understandings, terms or conditions between the parties that either party has relied upon any representation, expressed or implied, not otherwise contained in this Agreement.

Section 13.2      Amendments.  No change, amendment, or modification of this Agreement shall be valid or binding upon the parties hereto unless such change, amendment, or modification shall be in writing and duly executed by the parties hereto.

Section 13.3      Captions.  The captions and subheadings contained in this Agreement are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained herein.

Section 13.4      Notices.  Except as otherwise expressly provided herein, any notice, demand, offer, or other instrument required or permitted to be given pursuant to this Agreement shall be in writing, signed by the party giving such notice, demand, offer, or other instrument and shall be delivered by telecopier, hand delivery, registered or certified mail, return receipt requested, postage prepaid, or nationally recognized overnight courier to the other party at the address set forth below:

If to Owner:

*****
*****
*****
*****
*****
*****
Attn:*****
Fax*****

If to Operator:

*****
*****
*****
*****
*****

with a copy to:

*****
*****
*****
*****
*****

Each party shall have the right to change the place to which notice, demand, offer, or other instrument shall be sent or delivered by similar notice sent in like manner to the other party. The effective date of any notice, demand, offer, or other instrument issued pursuant to this Agreement shall be the date (a) of delivery, if delivered by telecopier with answer back confirmation, (b) when delivered, if hand delivered, (c) if sent by overnight courier, one Business Day after delivery to such courier, and (d) if sent by registered or certified mail, three (3) Business Days after being deposited in U.S. mail.

Section 13.5      Severability.  The invalidity of one or more of the provisions or sections contained in this Agreement shall not affect the validity of the remaining portion of the Agreement so long as the material purposes of this Agreement can be determined and effectuated. In the event that any portion or all of this Agreement is held to be void or unenforceable, the parties agree to negotiate in good faith to reach an equitable agreement on such portion that is void or unenforceable which shall effect the intent of the parties as set forth in this Agreement. If any indemnity and hold harmless obligation (or portions thereof) in this Agreement are for any reason held to be invalid or unenforceable in any respect, and if the parties fail to agree on a replacement provision, then such obligation shall be construed to apply to the fullest extent permitted by Law but in no event beyond the scope and limits of those original indemnity and hold harmless obligations determined to be invalid or unenforceable.

*** Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

Section 13.6      Assignment.  Either party may assign its rights and obligations hereunder to an Affiliate, provided that (a) such assignment shall not release such party from its obligations hereunder and (b) in the case of an assignment by Operator, the guaranty of the Operator Guarantor shall remain in full force and effect. Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law; provided that no consent shall be required for any transfer that is in connection with a financing. Subject to this Section 13.6, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns. If a transferee assumes all or any part of the transferor’s obligations under this Agreement, then such assignment shall relieve the transferor of the transferred obligations under this Agreement, subject to the reasonable approval of the other party to this Agreement based on evidence of the financial capability of the transferee to undertake the transferor’s obligations under this Agreement. If an Owner transfers all or any part of its interest in this Agreement which results in more than one Owner, then unless all of such Owners appoint one agent to act on their behalf under this Agreement and notify Operator thereof in writing, transferor Owner shall act as agent for all such Owners under this Agreement.

Section 13.7      No Waiver.  Any failure of either party to enforce any of the provisions of this Agreement or to require compliance with any of its provisions at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of either party thereafter to enforce any and each such provision.

Section 13.8      Applicable Law.  This Agreement shall be governed by the laws of the State of New York.

Section 13.9      Exhibits.  All exhibits referenced in this Agreement shall be incorporated into this Agreement by such reference and shall be deemed to be an integral part of this Agreement. In the event of a conflict or inconsistency between the exhibits and this Agreement (exclusive of the exhibits), the provisions of this Agreement (exclusive of the exhibits) shall prevail. In the event of any conflict among the exhibits, the exhibit of the latest date shall control.

Section 13.10      No Partnership Created.  Nothing contained in this Agreement shall be construed as constituting a joint venture or partnership between Owner and Operator.

Section 13.11      Consequential Damages.  Neither party shall in any event be responsible or liable to the other party for consequential, indirect or punitive damages, including liability for loss of use of the Facility or existing property, loss of profits, loss of product or business interruption, however caused, except to the extent any third-party claims against which a party is entitled to indemnification are deemed to be consequential damages.

Section 13.12      Limitations Application.  Neither party makes any representations, covenants, warranties or guarantees, express or implied, other than those expressly set forth herein. The parties’ rights, liabilities, responsibilities and remedies with respect to the Services, whether in contract or otherwise, shall be exclusively those expressly set forth in this Agreement.

Except as specifically otherwise provided herein, indemnities against, releases from, assumptions of, and limitations on liability expressed in this Agreement, as well as waivers of subrogation rights expressed herein, shall apply even in the event of the fault, negligence or strict liability of the party indemnified or released or whose liability is limited or assumed or against whom rights of subrogation are waived and shall extend to each party, their Affiliates, and their respective officers, directors, employees, and agents.

Section 13.13      Accommodation of Owner’s Financing.  Operator acknowledges that Owner may at any time assign, in whole or in part, its rights under this Agreement for collateral security purposes to any lender providing financing to Owner, and any such lender (or collateral agent acting on its behalf) may exercise all of the rights and remedies of Owner hereunder, and Operator agrees to execute and deliver a consent in favor of such lenders (or collateral agent acting on their behalf) with respect to the collateral assignment contemplated by this Section 13.13 containing customary and reasonable provisions for similar nonrecourse financings, provided that such documents do not materially change Operator’s rights or obligations in connection with this Agreement.

Section 13.14      Survival.  The provisions of Sections 3.16, 4.5, 5.1(b)(x), 5.8, 13.4, 13.5, 13.8, 13.11, 13.12 and this Section 13.14 and Articles VII, VIII and XII and those provisions which by their nature are intended to survive, including confidentiality and indemnity obligations, shall survive the termination of this Agreement without limitation or as otherwise specified.

Section 13.15      Dispute Resolution.  In the event that a controversy, dispute or claim between the parties cannot be resolved informally, either party may send a notice of dispute, request a conference for resolution of such dispute and shall have an arbitrator appointed by the American Arbitration Association (“AAA”) within thirty (30) days of such notice, which arbitrator shall have experience in the operation of power plants and power plant operation disputes. Such request must be made no later than the date when the institution of a civil action based on the dispute would be barred by the applicable statute of limitations or repose of the State of New York.

(a)           Within five (5) Business Days after delivery of such notice, each party shall nominate a senior officer of its management to meet at the Facility, or at any other mutually agreed location, to resolve the dispute, which conference shall be convened within ten (10) days after exchange of those nominations unless the parties mutually agree to another date;

(b)           In the event that the parties are unable to resolve the dispute through the procedures above, either party shall submit such dispute to arbitration by delivering to the other a notice demanding expedited arbitration of the dispute in accordance with the commercial arbitration rules of the AAA then in effect. The place of arbitration shall be at a site chosen by the parties or, in the absence of agreement, by the arbitrator and the arbitrator shall determine the rules of procedure for discovery, which discovery shall be limited in scope with no depositions, no interrogations or requests for admissions. The arbitrator shall begin hearing evidence within thirty (30) days of appointment and shall render his or her decision within thirty (30) days after the close of evidence. Each party shall have fifteen (15) days in which to present evidence;

(c)           If the arbitrator determines that a default under this Agreement has occurred, the non-defaulting party may pursue any or all of its rights and remedies under this Agreement or at law and, where the defaulting party is Operator, remove Operator. The parties agree to submit to the jurisdiction of the courts of the State of New York and the courts of the United States for the Southern District of New York for all purposes of this Agreement, including any action or proceeding instituted for the enforcement of any right, remedy, obligation or liability arising hereunder.

(d)           Pending resolution of a dispute pursuant to this Section 13.15, the parties shall continue to perform their obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their representatives thereunto duly authorized as of the date hereof.

OWNER:

KGEN HINDS LLC

By:	/s/ GERALD K. LINDNER
Name: Gerald K. Lindner
Title: Chief Executive Officer

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OPERATOR:

CINERGY SOLUTIONS O&M LLC

By:	/s/ TIMOTHY B. FERGUSON
Name: Timothy B. Ferguson
Title: Vice President

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